FINANCIAL STATEMENTS


The audited Statement of Assets and Liabilities as of April 1, 2003 for the Fund is included below.



                                CM Advisers Fund
                       Statement of Assets and Liabilities
                                 April 1, 2003
________________________________________________________________________________


Assets:
------------------------------------------------------------------
Cash                                                                  $ 100,000
------------------------------------------------------------------
          Total Assets                                                  100,000
------------------------------------------------------------------
Liabilities:                                                                  -
------------------------------------------------------------------
Net Assets for 10,000 shares outstanding                              $ 100,000
------------------------------------------------------------------    ==========
Net Assets Consist of:
------------------------------------------------------------------
Paid in Capital                                                       $ 100,000
------------------------------------------------------------------
Net Asset Value, Offering Price and Redemption Proceeds Per Share:
------------------------------------------------------------------
$100,000 / 10,000 shares outstanding                                    $ 10.00
------------------------------------------------------------------    ==========




Notes:

     (1) The CM Advisers Fund (the "Fund") is an open-end management investment company (a mutual fund) in a non-diversified series of the CM Advisers Family of Funds (the "Trust"). The Trust was established as a Delaware statutory trust under an Agreement and Declaration of Trust on November 22, 2002 and is registered under the Investment Company Act of 1940, as amended. The Fund has had no operations since that date other than those relating to organizational matters, including the issuance of 10,000 shares at $10.00 per share.

     (2) Reference is made to the management of the Fund (on page 17), administration of the Fund (on page 18) and tax information (on page
          23) in the Statement of Additional Information for descriptions of the investment advisory fee, administrative and other services and federal tax aspects of the Fund.

     (3) Certain Officers and Trustees of the Trust are Officers and Directors or Trustees of the Adviser and the Administrator.

INDEPENDENT AUDITORS' REPORT

To the Board of Trustees of CM Advisers Family of Funds and
  Shareholder of CM Advisers Fund:

We have audited the accompanying statement of assets and liabilities of CM Advisers Fund (the "Fund") (a series of CM Advisers Family of Funds) as of April 1, 2003. This financial statement is the responsibility of the Fund's management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such statement of assets and liabilities presents fairly, in all material respects, the financial position of CM Advisers Fund as of April 1, 2003, in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

New York, New York
April 27, 2003